Exhibit 10.7

SECOND AMENDMENT TO
FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF
IAS OPERATING PARTNERSHIP LP

The undersigned, as the General Partner of IAS Operating Partnership LP (the “Partnership”), hereby amends the Partnership’s First Amended and Restated Agreement of Limited Partnership, as heretofore amended (the “Partnership Agreement”), pursuant to Sections 4.3.A, 4.3.B and 7.3.C of the Partnership Agreement, to replace the term “IAS Partnership Units” in Section 4.3.B with “Limited Partner Partnership Units”, amend the current Exhibit A to read as provided in the attached Exhibit A and add a new Exhibit F to read as provided in the attached Exhibit F. In all other respects, the Partnership Agreement shall continue in full force and effect as amended hereby. Any capitalized terms used in this Amendment and not defined herein have the meanings given to them in the Partnership Agreement.

Dated: September 14, 2014        IAS OPERATING PARTNERSHIP LP

By:    INVESCO MORTGAGE CAPITAL INC.,
general partner

By: /s/ Robert H. Rigsby
Name: Robert H. Rigsby
Title: Vice President & Secretary

Exhibit A

PARTNERS AND PARTNERSHIP INTERESTS

Name and Address of Partner	Capital Contributions	OP Units	Series A Preferred Units	Series B Preferred Units
GENERAL PARTNER:
Invesco Mortgage Capital Inc.	161,249,633	1.0%	100.0%	0.0%

LIMITED PARTNERS
Invesco Mortgage Capital Inc.	2,511,803,681	98.0%	0.0%	0.0%
Invesco Investments (Bermuda) Ltd.	28,500,000	1.0%	0.0%	0.0%
Total	2,701,553,314	100.0%	100.0%	0.0%

Exhibit F

Series B Preferred Units. Pursuant to the authority granted under Sections 4.3.A and 4.3.B of the First Amended and Restated Agreement of Limited Partnership of IAS Operating Partnership LP (the “Partnership Agreement”), the General Partner hereby establishes a series of Preferred Units designated the 7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Units (liquidation preference $25.00 per unit) (the “Series B Preferred Units”) on the terms set forth in this Exhibit F. Capitalized terms used herein without definition have the meanings given to them in the Partnership Agreement.

1.Number. The total number of authorized units of the Series B Preferred Units shall be Six Million Nine Hundred Thousand (6,900,000) and shall at all times be equal to the number of 7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), issued by the General Partner and then outstanding. Series B Preferred Units shall be issued only to and held only by the General Partner.

2.Relative Seniority. In respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series B Preferred Units shall rank (i) on a parity with the Partnership’s 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, and all other Units issued by the Partnership with terms specifically providing that those Units rank on a parity with the Series B Preferred Units (“Parity Units”) as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, (ii) junior to all Units issued by the Partnership with terms specifically providing that those Units rank senior to the Series B Preferred Units with respect to rights to the payment of distributions and distribution of assets upon any liquidation, dissolution, or winding up of the Partnership, and (iii) senior to all common Units issued by the Partnership and other Units issued by the Partnership other than Units referred to in clauses (i) and (ii) of this Section (b) (collectively, “Junior Units”). Nothing contained in Section 4.3.A of the Partnership Agreement or this Exhibit F shall prohibit the Partnership from issuing additional Units that are Parity Units with the Series B Preferred Units.

3.Distributions.

(a)The General Partner, as holder of the then outstanding Series B Preferred Units, shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of any funds legally available therefor, cumulative distributions, (i) from, and including, the date of original issue date (the “Original Issue Date”) to, but excluding, December 27, 2024, at an initial rate of 7.75% of the $25.00 per share liquidation preference per unit per annum (equivalent to $1.9375 per annum per unit) and (ii) from, and including December 27, 2024, and thereafter, at a floating rate equal to three-month LIBOR (as defined below) as calculated on each applicable Date of Determination (as defined below) plus a spread of 5.18% of the $25.00 per share liquidation preference per annum. Distributions on the Series B Preferred Units shall accrue daily and be cumulative from, and including, the date of original issue (the “Original Issue Date”) and shall be payable quarterly in arrears on the 27th day of March, June, September and December of each year (each, a “distribution payment date”); provided, that if any distribution payment date is not a business day (as defined below), then the distribution which would otherwise have been payable on that distribution payment date may be paid on the next succeeding business day with the same force and effect as if paid on such distribution payment date and no interest, additional distribution or other sums will accrue on the amount so payable for the period from and after such distribution payment date to such next succeeding business day. Any distribution payable on the Series B Preferred Units, including distribution payable for any partial distribution period, will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the distribution payable on December 27, 2014 will be for more than the full quarterly period).

(b)No distributions on the Series B Preferred Units shall be authorized by the Board or paid or set apart for payment by the Partnership at any time when the terms and provisions of any agreement of the Partnership, including any agreement relating to any indebtedness of the Partnership, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c)Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Units will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears, and holders of the Series B Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in Section 4(a). Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Series B Preferred Units.

(d)Except as provided in Section 4(e), unless full cumulative distributions on the Series B Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, (i) no distributions (other than in any series of common Units (“Common Units”) or in any class or series of preferred units (“Preferred Units”) that the Partnership may issue ranking junior to the Series B Preferred Units as to distributions and upon liquidation) shall be declared and paid or declared and set apart for payment upon Common Units or Preferred Units that the Partnership may issue ranking junior to or on a parity with the Series b Preferred Units as to distributions or upon liquidation, (ii) no other distribution shall be declared and made upon Common Units or Preferred Units that the Partnership may issue ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation, and (iii) no Common Units or Preferred Units that the Partnership may issue ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership (except (x) by conversion into or exchange for other units of the Partnership that it may issue ranking junior to the Series B Preferred Units as to distributions and upon liquidation, and (y) for transfers made pursuant to the provisions of Article VII of the Partnership Agreement.

(e)When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and any other class or series of Preferred Units that the Partnership may issue ranking on a parity as to distributions with the Series B Preferred Units, all distributions declared upon the Series B Preferred Units and any other class or series of Preferred Units that the Partnership may issue ranking on parity as to distributions with the Series B Preferred Units shall be declared pro rata so that the amount of distributions declared per share of Series B Preferred Units and such other class or series of Preferred Units that the Partnership may issue shall in all cases bear to each other the same ratio that accrued distributions per share on the Series B Preferred Units and such other class or series of Preferred Units that the Partnership may issue (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such Preferred Units does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears.

(f)“three-month LIBOR” shall mean, on any Date of Determination, the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period as appears on Bloomberg, L.P. page US0003M, as set by the British Bankers Association at 11:00 a.m. (London time) on such Date of Determination. If the appropriate page is replaced or service ceases to be available, the Corporation, acting reasonably, may select another page or service displaying the appropriate rate.

(g)“Date of Determination” shall mean the second London Business Day (as defined below) immediately preceding the applicable distribution payment.

(h)“London Business Day” shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

(i)“business day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(j)Except as provided in this Exhibit F, the Series B Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership.

(k)No distributions on the Series B Preferred Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, distributions on the Series B Preferred Units will accrue whether or not there are funds legally available for the payment of such distributions or such distributions are authorized.

4.	Liquidation Rights.

(a)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the holder of Series B Preferred Units will be entitled to be paid out of the assets the Partnership has legally available for distribution to owners of Units, subject to the preferential rights of the holders of any class or series of Units of the Partnership it may issue ranking senior to the Series B Preferred Units with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per Unit, plus an amount equal to any accumulated and unpaid distributions to, but not including, the date of payment, before any distribution of assets is made to holders of Common Units or any other class or series of Units of the Partnership it may issue that ranks junior to the Series B Preferred Units as to liquidation rights. After payment of the full amount of the liquidating distributions provided for in this Exhibit F to the holder of the Series B Preferred Units, such holder shall have no right or claim to any of the remaining assets of the Partnership with respect to its holdings of Series B Preferred Units.

(b)In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Units and the corresponding amounts payable on all other classes or series of Units of the Partnership that it may issue ranking on a parity with the Series B Preferred Units in the distribution of assets, then the holders of the Series B Preferred Units and all other such classes or series of Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

5.Redemption. The Series B Preferred Units are not redeemable by the Partnership prior to December 27, 2024, except as described in this Section 6 and except that, as provided in the Partnership Agreement, including these terms of the Series B Preferred Units. At any time that the General Partner exercises its right to redeem all or any of the Series B Preferred Stock of the General Partner, the General Partner shall cause the Partnership to redeem an equal number of Series B Preferred Units. All redemptions of Series B Preferred Units shall be paid in cash at a redemption price of Twenty-Five Dollars ($25.00) per Series B Preferred Unit, plus any accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption.

6.Conversion Rights. At any time that any shares of Series B Preferred Stock of the General Partner are converted into Common Stock of the General Partner, the General Partner shall cause the Partnership to convert a number of Series B Preferred Units equal to the number of shares of Series B Preferred Stock converted into Common Stock to be converted into a number of OP Units equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock were converted.

7.Voting Rights.

(a)Except as required by law, the General Partner, in its capacity as the holder of the Series B Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

8.General. The rights of the General Partner, in its capacity as holder of the Series B Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner other than in its capacity as the holder of the Series B Preferred Units.